EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this 30th day of April, 1997, by and between PROXYMED, INC. ("Company") and DANNY HAYES residing at 1101 Savannah Trace, Tallahassee, Florida 32312 ("Employee").

         WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company desires to employ the Employee and the Employee is willing to accept employment by the Company;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

1.       TERM.    The term of this  Agreement  shall commence on April 30, 1997
(the "Effective Date") and shall continue thereafter for three (3) years (hereafter the "Term).

2.       POSITION; DUTIES; LOYALTY.

         (a) POSITION. Employee will be employed by the Company as a Senior Vice President reporting to either the Chief Executive Officer or the President so long as the Company remains an independent public company, and shall render service to the Company as an employee pursuant to the terms, provisions and conditions hereinafter set forth.

         (b) DUTIES. Employee shall be employed by the Company on a full-time, exclusive basis. Employee shall perform such duties and have such authority and responsibilities customarily accompanying such position and as directed by his supervisor.

         (c) LOYALTY. Employee shall devote the full time required for his position and shall give his best efforts to the business of the Company and to the performance of the duties and obligations described in this Agreement. Employee shall not, directly or indirectly, alone, or as a partner, officer, director or shareholder of any other institution, be engaged in any other commercial activities whatsoever, or continue or assume any other corporate affiliations without the prior written consent of the Company, which consent may not be unreasonably withheld, except for (a) passive investments, and (b) minimal time utilized for business activities that do not compete with the business of the Company or its subsidiaries.

3.       COMPENSATION AND EXPENSES.

         (a) SALARY. In consideration for the services rendered by the Employee under this Agreement, the Company shall pay the Employee a monthly base salary of $10,416.67 ("Base Salary") in accordance with the Company's customary payroll practices, plus a $500 per month car allowance, subject to federal and state taxes, if any.

         (b) EXPENSES. Company shall promptly pay or reimburse the Employee for all reasonable business expenses actually incurred or paid by the Employee in the performance of his services hereunder in accordance with the policies and procedures of the Company for the reimbursement of business expenses, provided that Employee properly accounts therefor in accordance with the Company's policy.

         (c) TAX WITHHOLDING. The Company shall have the right to deduct or withhold from the compensation due Employee hereunder any and all sums required for Federal income and social security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.


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4.       BENEFITS.

         (a) VACATION. Employee shall be entitled to two weeks of vacation with pay in the first year of his employment, and thereafter. Vacation not taken during a calendar year does not accrue unless approved in writing by the Company. Employee shall not be entitled to receive any additional compensation from the Company on account of his failure to take a vacation.

         (b) PARTICIPATION IN BENEFIT PLANS. Employee shall be entitled to participate in whatever benefit plans, including health insurance, that are extended to all executives of the Company, on the same terms that such benefits are so extended. Employee shall be entitled to family health insurance coverage beginning 90 days from the commencement of employment from the Company's insurance carrier (currently Humana HMO). If Employee elects the Humana PPO option, any additional premium will be payable by Employee. The Company agrees to reimburse Employee for actual expenses of COBRA coverage from Employee's prior employer for the first ninety (90) days of employment, but not to exceed the cost of the Company's HMO coverage. The Company shall not be obligated to maintain any special or additional plans for Employee's benefit. Employee shall also be entitled to participate in benefit plans extended to other senior executives of the Company.

5.       TERMINATION.

         (a) TERMINATION WITHOUT CAUSE; DEATH; DISABILITY. In the event of Employee's Disability (as defined herein), this Agreement may be terminated at the election of the Company. Upon termination for death or Disability, Employee or his/her beneficiary or estate or legal representative shall be entitled to receive the amounts payable under Section 5 (c). For purposes of this Agreement, "Disability" is defined to mean inability of Employee due to illness or physical or mental infirmity (as determined by a physician selected by Employee and acceptable to the Company) to perform his duties hereunder on a full-time basis for six consecutive months with reasonable accommodation by the Company. Employee shall, upon request of the Company, furnish information and assistance to the Company, and, in addition, upon reasonable request of the Company's Board of Directors or its designees, shall make himself available to undertake reasonable assignments consistent with the dignity, importance and scope of his position and his physical and mental health.

         (b) TERMINATION FOR CAUSE. The Company may terminate Employee's employment hereunder for "cause", effective immediately upon giving written notice thereof. For purposes of this Agreement, the term "cause" shall be limited to (i) conviction of a felony or of any crime involving fraud or misrepresentation; (ii) proven dishonesty affecting the Company; (iii) excessive use of alcohol or illegal drugs interfering with the performance of Employee's duties and the continuance thereof after written warning; (iv) any material breach by Employee of the covenants contained in Section 6 of this Agreement regarding confidentiality. For purposes of this paragraph, no act or failure to act on Employee's part shall be considered "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. If at any time the Company shall determine that Employee has engaged in one or more activities constituting "cause" for termination hereunder, Employee's employment shall be terminated for cause. Company shall pay Employee his full Base Salary through the date of termination at the then current rate (including any applicable bonus and accrued vacation pay). Company shall then have no further obligations to Employee. Employee may give a written request to the Company within thirty (30) days after such termination requesting an opportunity to be heard by the Board of Directors of the Company. If Employee timely so requests such an opportunity to be heard, such opportunity shall be made available to Employee within 30 days after such written request. If the Board, with the advice of counsel, determines that there was cause for termination, its determination shall be deemed to be conclusive and final. If it determines in its reasonable judgment that there was not sufficient basis to terminate Employee for cause, Employee shall be reinstated with all back pay and benefits restored.

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         (c) PAYMENT UPON TERMINATION WITHOUT CAUSE; DEATH; DISABILITY. In the
event of termination by the Company without cause, Employee shall execute a full and complete release of any and all claims against the Company in a form satisfactory to the Company (such release being conditioned upon Employee's receipt of the payments provided herein), in which event Employee (or his estate) shall be entitled to severance pay of an amount equal to Employee's Base Salary on the date of termination for one (1) month commencing on the date of termination payable in accordance with the Company's customary payroll practices, plus payment when due of all the contingency payments (all contingencies then being waived by the Company) due to be paid under Section 2(c) of the Asset Purchase Agreement dated April 11, 1997, between Hayes Computer Systems, Inc., Employee, and the Company.

         (d) RETURN OF COMPANY PROPERTY. Upon notice of termination by the Company or resignation by Employee, Employee shall immediately return to the Company all property of the Company in Employee's possession, including Confidential Information (as defined below). Employee acknowledges that the Company may withhold any compensation and benefits owed to Employee hereunder until all such property is returned.

6.       COVENANTS OF EMPLOYEE.

         (a) Employee agrees that during the Term and for three (3) years following a termination of employment for any reason, he will not, directly or indirectly, engage, assist or participate in, whether as a director, officer, executive, agent, manager, consultant, partner, owner or independent contractor or other participant, in any line of business which is the same as the Company or any of its subsidiaries are engaged in as of the termination of this Agreement without the written consent of the Company. Employee and Company agree that this clause is to protect the interests of the Company while at the same time allowing the Employee to pursue gainful employment with any other company Employee so chooses, so long as such Employee does not, within the relevant time period herein, engage in any line of business that directly competes with any line of business engaged in by the Company or any of its subsidiaries as of the date Employee terminates his employment with Company. Nothing contained herein shall prevent Employee from acquiring less than 1% of any class of securities of any company that competes with the Company that has any of its securities listed on a national securities exchange or traded in the over-the-counter market, provided Employee remains a passive investor.

         (b) Employee agrees that during the Term and for three (3) years after the termination of employment for any reason, he will not, directly or indirectly, without the prior written consent of the Company, induce or solicit any person employed or hereafter employed by the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries or solicit, recruit, hire or attempt to solicit, recruit or hire any person employed by the Company. Further, Employee agrees that for a period of three (3) years after the termination of this Agreement, he will not, directly or indirectly, without the prior written consent of the Company, solicit, divert away, take away, or attempt to take away any customer of the Company who was a customer which Employee had, alone or in conjunction with others, served during his employment with the Company.

         (c) Employee agrees and acknowledges that he will disclose promptly to the Company every discovery, improvement and invention made, conceived or developed by Employee during the entire period of employment (whether or not during working hours) which discoveries, improvements or inventions are capable of use in any line of business which is the same as the Company or any of its subsidiaries are engaged in as of the termination of this Agreement. To the fullest extent permitted by law, all such discoveries, inventions and improvements will be deemed works made for hire. Employee grants and agrees to convey to Company or its nominee the entire right, title and interest, domestic and foreign, which he may have in such discoveries, improvements or inventions, or a lesser interest therein, at the option of Company. Employee further agrees to promptly, upon request, sign all applications for patents, copyrights, assignments and other appropriate documents, and to perform all acts and to do all things necessary and appropriate to carry out the intent of this section, whether or not Employee is still an employee of


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the Company at the time of such requests. Should Employee wish to work on personal projects during his own time, he may do so to the extent that such projects do not conflict with the preceding sentence and Employee obtains the prior written consent of the Company, which consent shall not be unreasonably withheld.

         (d) Employee agrees and acknowledges that the Confidential Information of the Company and its subsidiaries (as hereinafter defined) is valuable, special and unique to its business, that such business depends on such Confidential Information, and that the Company wishes to protect such Confidential Information by keeping it confidential for the use and benefit of the Company. Based on the foregoing, Employee agrees to undertake the following obligations with respect to such Confidential Information:

                  (i) Employee agrees to keep any and all Confidential Information in trust for the use and benefit of the Company;

                  (ii) Employee agrees that, except as required by Employee's duties or authorized in writing by the Company and its subsidiaries, he will not at any time during and for a period of 10 years after the termination of his employment with the Company and its subsidiaries, disclose, directly or indirectly, any Confidential Information of the Company or any of its subsidiaries. except as maybe required by applicable law or court order, in which case Employee shall promptly notify Company so as to allow it to seek a protective order if it so elects;

                  (iii) Employee agrees to take all reasonable steps necessary, or reasonably requested by the Company or its subsidiaries, to ensure that all Confidential Information of the Company is kept confidential for the use and benefit of the Company and its subsidiaries; and

                  (iv) Employee agrees that, upon termination of his employment by the Company or any of its subsidiaries or at any other time the Company may in writing so request, he will promptly deliver to the Company all materials constituting Confidential Information (including all copies thereof) that are in the possession of or under the control of Employee. Employee further agrees that, if requested by the Company to return any Confidential Information pursuant to this Subsection (iv), he will not make or retain any copy or extract from such materials.

                  For the purposes of this Section 6 (d), Confidential Information means any and all information developed by or for the Company or any of its subsidiaries of which Employee gained knowledge by reason of his employment by the Company or any of its subsidiaries prior to the date hereof or during his employment that is not generally known in any industry in which the Company or its subsidiaries is or may become engaged, but does not apply to information which is generally known to the public or the trade, unless such knowledge results from an unauthorized disclosure by Employee. Confidential Information includes, but is not limited to, any and all information developed by or for the Company concerning plans, marketing and sales methods, materials, processes, business forms, procedures, devices used by the Company, its subsidiaries, suppliers and customers with which the Company had dealt with prior to Employee's termination of employment with the Company and its subsidiaries, plans for development of new products, services and expansion into new areas or markets, internal operations, and any trade secrets, proprietary information of any type owned by the Company and its subsidiaries, together with all written, graphic and other materials relating to all or any part of the same. The Company will receive all materials, including, software programs, source code, object code, specifications, documents, abstracts, and summaries developed in connection with Employee's employment. Employee acknowledges that the programs and documentation developed in connection with Employee's employment with the Company shall be the exclusive property of the Company, and that the Company shall retain all right, title and interest in such materials, including without limitation patent and copyright interests. Nothing herein shall be construed as a license from the Company to make, use, sell or copy any inventions, ideas, trade secrets, trademarks, copyrightable works, or other intellectual property of the Company during the term of this Agreement or subsequent to its termination.

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                  Employee acknowledges that there is no general geographical restriction contained in this Section 6 because the Company's business is not confined to one geographical area and is national and international in scope. Notwithstanding the foregoing, if a court of competent jurisdiction were to determine that the foregoing covenants would be held to be unreasonable in time or distance or scope, the time or distance may be reduced by appropriate order of the court to that deemed reasonable.

         (e)      INJUNCTIVE RELIEF.

                  (i) Employee acknowledges and agrees that the covenants and obligations contained in this Section 6 relate to special, unique and extraordinary matters and that a violation of any of the terms of this Section will cause the Company irreparable injury for which adequate remedies at law are not available. Therefore, Employee agrees that the Company shall be entitled (without having to post a bond or other surety) to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction, restraining the Employee from committing any violation of the covenants and obligations set forth in this Section 6.

                  (ii) The Company's rights and remedies under this Section are cumulative and are in addition to any other rights and remedies the Company may have pursuant to the specific provisions of this Agreement and at law or in equity.

7.       MISCELLANEOUS.

         (a) ATTORNEY'S FEES. In the event a proceeding is brought to enforce or interpret any part of this Agreement or the rights or obligations of any party to this Agreement, the prevailing party shall be entitled to recover all reasonable and actual expenses incurred, including reasonable attorney fees.

         (b) SUCCESSORS AND ASSIGNS. This Agreement and the benefits hereunder are personal to the Company and are not assignable or transferable by the Employee without the written consent of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Company and the Employee and the Employee's heirs and legal representatives, and the Company's successors and assigns.

         (c) GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Florida, without regard to the application of principles of conflict of laws.

         (d) NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement addressed to the Company at its then principal office, as notified to Employee, or to the Employee at his address specified on page 1 of this Agreement, or to either party hereto at such other address or addresses as he or it may from time to time specify for such purposes in a notice similarly given. All notices and communications shall be deemed to have been received on the date of delivery.

         (e) MODIFICATION; WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by a duly authorized officer of the Company and is agreed to in a writing signed by the Employee and such officer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

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         (f) COMPLETE UNDERSTANDING. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         (g) HEADINGS. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

         (h) VALIDITY. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         (i) SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and if any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

         (j) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         (k) ARBITRATION. Except for disputes relating to Section 6 of this Agreement, any and all disputes or controversies that shall arise under or in connection with this Agreement or in any other way related to Employee's employment by the Company, including termination of employment, shall be submitted to a panel of three arbitrators under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The parties hereby acknowledge that the FEDERAL ARBITRATION ACT takes precedence over any state arbitration statutes, rules and regulations. Each of the arbitrators shall be qualified and experienced in employment related matters with at least one arbitrator being a licensed attorney. The arbitrators must base their determination solely on the terms and conditions of this Agreement and the law in the State of Florida. The arbitrators shall have the authority to award any remedies that a court may order or grant, except that they will have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Arbitration shall be held either in Broward or Leon County, Florida, and the parties hereby agree to accept service of process at the address above written and in the personal jurisdiction and venue as set out herein. Both parties expressly covenant and agree to be bound by the decision of the arbitrators as the final determination of the matter in dispute. Judgment upon the award rendered by the arbitrators may be entered into any court having jurisdiction thereof. The prevailing party shall be entitled to recover all reasonable and actual expenses incurred in such arbitration, including reasonable attorney fees.

         (l) INDEMNIFICATION. In accordance with the Company's Articles and Bylaws, the Company agrees to defend, indemnify and hold harmless the Employee ("Indemnified Party") for acts in his capacity as Employee to the fullest extent permitted by Florida corporate law at the present time (or as such right of indemnity may be increased in the future) including in particular and without limitation with respect to the execution and delivery of this Agreement or Employee's accepting employment with the Company. The Company agrees to reimburse the Indemnified Party in advance for any costs of defending any action or investigation (including reasonable attorneys' fees and expenses) regarding Employee's performance of his duties under this Agreement, subject to an undertaking from the Indemnified Party to repay the Company if the Indemnified Party is determined not to be entitled to such indemnity by a court of competent jurisdiction; provided that, the Company shall first have the opportunity to defend Employee so long as counsel hired by the Company does not have a conflict with representation of both the Company and the Employee and Employee approves of such counsel. Notwithstanding the

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foregoing, the Company shall not be required to advance expenses for the defense of Employee for any causes of action that relate to activities of Employee that the Company in good faith determines are outside of the scope of the duties required of Employee under this Agreement and not related to the execution and delivery of this Agreement or Employee's accepting employment with the Company, including without limitation, for causes of action such as sexual harassment, torts, etc.

         (m) Sections 5(a), 5(b), and 5(c), 6 and 7 shall survive the termination of this Agreement.



         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.



COMPANY:                                     EMPLOYEE:

PROXYMED, INC.,                              DANNY HAYES
a Florida corporation


By:
   ---------------------------------         ------------------------------
   Harold Blue, Chairman and C.E.O.



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